Exhibit 19.1

TEXAS ROADHOUSE, INC.

STOCK TRADING POLICY

I.Introduction.  The primary purpose of this Texas Roadhouse, Inc. Stock Trading Policy (this “Policy”) is to reduce the risk that you might be found to have engaged in insider trading in violation of securities laws of the United States (collectively, the “Securities Laws”).  Insider trading may result in unfair manipulation of the market in the Company’s securities and may adversely affect the value of its securities.  Insider trading may also expose the Company and you to potential fines and/or liability.  As described in this Policy, if you possess material, nonpublic information about the Company or any Business Partner (as hereinafter defined), you may not buy securities, sell securities, or otherwise engage in any other securities transaction relating to the Company or such Business Partner. This Policy is designed to help you comply with Securities Laws, but ultimately complying with this Policy and Securities Laws is your responsibility.  There are no exceptions to this Policy except as specifically noted herein. Transactions that may be justifiable for independent reasons (such as the need to raise money for any unexpected expense or emergency) are not excepted from this Policy.  The Securities Laws do not recognize any mitigating circumstances – you should plan accordingly.

As used in this Policy:

●	Authorized Approver: Chief Legal & Administrative Officer, Chief Legal Officer, General Counsel, Vice President of Legal, Corporate Secretary, and/or Assistant Secretary of the Company, and/or any successor position and their delegates

●	Business Partner: any company that provides products or services to the Company or any company with which the Company is planning a business transaction or agreement

●	Company: Texas Roadhouse, Inc. and its affiliates and subsidiaries

●	Insiders: as specified in Section V hereof, an Insider is any person that has, or is likely to have, regular or special access to material, nonpublic information about the Company, as well as members of their immediate family, members of their household, their economic dependents, and any person or entity that they control

●	Section 16 Individuals: all Named Executive Officers, members of the Board of Directors of the Company, and any other persons who are required to file Section 16 reports with the Securities and Exchange Commission (the “SEC”) by virtue of their employment status with the Company, as well as members of their immediate family, members of their household, their economic dependents, and any person or entity that they control

●	Trading Day: any day when Nasdaq is open for trading

●	We: the Company and its officers, directors, and management

●	You: all employees of the Company and all members of the Board of Directors of the Company, as well as members of your immediate family, members of your household, your economic dependents, and any person or entity that you control

Last Revised: May 11, 2023

Previously Revised: October 7, 2020

Adopted: February 16, 2012

Effective: April 1, 2012

II.Who this Policy applies to.  This Policy applies to all employees and agents of the Company (regardless of rank or position) and all members of the Board of Directors of the Company.  Specifically, this Policy applies to “you” as defined above, and we will treat trades made at your direction as trades made by you.  If you are no longer with or retired from the Company, then this Policy will no longer be applicable to you; however, you are still subject to applicable Securities Laws – which means neither you nor any of your family members should trade in the securities of the Company while you are in possession of material, nonpublic information.

III.Insider Trading.  As a general rule, it is against the law to buy or sell any securities while in possession of material, nonpublic information relevant to that security (sometimes called “inside information”), or to communicate such information to others (family, friends and acquaintances) who trade on the basis of such information (with communication of such information commonly known as “tipping”).

Insider trading laws apply not only to trading in the Company’s securities but also apply to trading in the securities of any Business Partner if you learn something in the course of your employment or relationship with that Business Partner that might affect their value.  This could include our vendors, franchisees, and/or suppliers. You should treat material, nonpublic information about any Business Partner with the same care required with respect to information related directly to the Company. Similar to prohibitions relating to the trading in Company securities, you are prohibited from trading in the securities of any Business Partner when you are in possession of material, nonpublic information and must not communicate such information to any third party except persons who have a legitimate “need to know” and understand their obligation to keep the information confidential and not to trade on it.

For purposes of this Policy, “trading” includes not only purchases and sales of stock or debt securities, but also purchases and sales of options, warrants, puts and calls, and other derivative securities related to stock or debt securities.   This Policy also applies to bona fide gifts.

IV.Material, Nonpublic Information.

A.Material Information.  Information is considered “material” if there is a substantial likelihood that:

●	a reasonable investor would consider it important in making a decision on whether to buy, sell, or hold the securities; or

●	a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the issuer of the securities.

NOTE: Both positive and negative information can be material.

B.Nonpublic Information. Information is considered “nonpublic” if the information has not been broadly distributed to the public through a filing with the SEC, a press release or other appropriate news media and enough time has elapsed to permit the investment market to absorb and evaluate the information.  For the purposes of this Policy, information will be considered to be fully absorbed by the investment market at 9:30 A.M. (Eastern) on the first (1st) day after the information is released to the public (but in any event not until twenty-four (24) hours have elapsed following such release).

Last Revised: May 11, 2023

Previously Revised: October 7, 2020

Adopted: February 16, 2012

Effective: April 1, 2012

C.Examples of Material, Nonpublic Information. There is no set formula for deciding what information is material; rather, materiality is based on all of the facts and circumstances.  While it is not possible to define all categories of material information, examples of information that might be considered material, nonpublic information include, but are not limited to, the following:

●	information about upcoming earnings or losses;

●	negotiation of a merger or acquisition;

●	news of a significant sale of assets;

●	changes in dividend policy;

●	the declaration of a stock split and/or the offering of additional stock;

●	changes in top management;

●	significant legal exposure due to actual, pending or threatened litigation;

●	a significant cybersecurity breach;

●	extraordinary borrowing or changes in liquidity;

●	significant new products;

●	same store or other sales information for the system and/or a significant portion of the system;

●	extraordinary food safety or health matters affecting one (1) or more restaurants; and

●	significant changes in food and supply costs.

Whether a particular item is material or nonpublic will be judged with 20/20 hindsight.  Accordingly, when in doubt as to a particular item of information, you should presume it is material and has not been disclosed to the public with sufficient time for the investment market to absorb it.  It is important to keep in mind that material information need not be certain information that will definitely occur.   Rather, information that something is likely to happen, or even that it may happen, can affect the market price of the securities and therefore, in hindsight, may be determined to be material. Do not hesitate to contact an Authorized Approver with any questions you may have. However, in all cases, the responsibility for determining whether you are in possession of material, nonpublic information rests with you, and any action on the part of the Company, an Authorized Approver, and/or you pursuant to this Policy does not in any way constitute legal advice or insulate you from liability under Securities Laws.

There are also a variety of ways in which you might receive material, nonpublic information. This can occur in the normal performance of your employment duties, Company communications about financial performance, Company meetings, Board of Director meetings, or other similar Company communications. Please remember that this Policy also applies to information you may learn about a Business Partner.

Last Revised: May 11, 2023

Previously Revised: October 7, 2020

Adopted: February 16, 2012

Effective: April 1, 2012

You should not discuss material, nonpublic information with anyone unless you are specifically authorized to do so.

V.Buying and Selling Securities.  If you are in possession of material, nonpublic information about the Company, you may not trade in Company securities. In addition, you should never buy or sell the securities of  a Business Partner if you possess material, nonpublic information about such Business Partner.

Certain employees are designated as Insiders, as referenced in attached “Exhibit A”, because of the type and/or extent of information about the Company to which they have regular or special access.  Insiders will generally be allowed to trade in Company securities only during an Open Trading Window (as hereinafter defined), subject to the guidelines below.  Except pursuant to an authorized 10b5-1 Plan (as hereinafter defined), Insiders may not buy or sell Company securities outside of an Opening Trading Window.

A.Open Trading Windows.  We will establish Open Trading Windows following each of our quarterly earnings releases.  The dates of the applicable Open Trading Window will be communicated to Insiders via e-mail around that time.  For the purposes of this Policy and except as otherwise modified by an Authorized Approver as set forth below, the term “Open Trading Window” shall mean the period beginning on the second (2nd) Trading Day following our quarterly earnings release and continuing to and through the last day of the fourth Trading Cycle (as hereinafter defined) thereafter.

For example, if the earnings release occurs on Thursday at 5:00 P.M. (Eastern) and you have been cleared pursuant to Section V(B) below, you can begin trading on the following Monday morning. On the other hand, if the announcement is not made until Tuesday at 11:00 A.M. (Eastern), you would not be able to trade until Thursday of that week, on the second (2nd) full Trading Day following the announcement (Tuesday being a partial Trading Day and Wednesday being the first full Trading Day).

B.Pre-Clearance.  As set forth in this Section V(B), the Company has established a recurring seven (7) business day trading cycle (each a “Trading Cycle”) during the applicable Open Trading Window in which Insiders have the ability to buy or sell Company securities.  All Insiders must receive pre-clearance during the Pre-Clearance Period (as hereinafter defined) prior to buying or selling Company securities during the applicable Clear to Trade Period (as hereinafter defined). In certain cases, pre-clearance may be denied. Any pre-clearance granted by an Authorized Approver may be withdrawn at any time upon notice to the Insider.

If you are a Vice President or Regional Market Partner level employee and above, pre-clearance must be received directly from an Authorized Approver via an email request during the applicable Pre-Clearance Period.  All other Insiders must receive pre-clearance by submitting a request via the Pre-Clearance Form located on the Company’s intranet (currently TXRHLive) during the applicable Pre-Clearance Period.   For the purposes of this Policy, (A) the term “Pre-Clearance Period” shall mean a twenty-four (24) hour period starting at 5:00 P.M. (Eastern) two (2) business days prior to the commencement of the next Clear to Trade Period and ending 5:00 P.M. (Eastern) on the immediately following business day, and (B) the term “Clear to Trade Period” shall mean (i) with respect to the first Trading Cycle within an Open Trading Window, the five (5) business day period starting when the market opens on the second (2nd) Trading Day immediately following the applicable Company earnings release and ending when the market closes on the fifth (5th) business day thereafter, and (ii) with respect to any further Trading Cycle within the applicable Open Trading Window, the same five (5) business day period

Last Revised: May 11, 2023

Previously Revised: October 7, 2020

Adopted: February 16, 2012

Effective: April 1, 2012

as occurred during the first Trading Cycle.  All transactions must be completed within the Clear to Trade Period or re-clearance must be obtained.

For illustrative purposes, a depiction of the pre-clearance and trading process during a portion of an Open Trading Window is shown below:

C.Blackout Periods.  No Insider shall engage in any transaction involving any Company securities (including a sale, a purchase, a loan or pledge, a contribution to a trust, a gift or any other transfer) during the following periods (each, a “Blackout Period” and collectively, the “Blackout Periods”):

●	Quarterly Blackout Periods: Quarterly Blackout Periods start at 4:00 P.M. (Eastern) on the last business day of the fourth Trading Cycle and end after the second (2nd) Trading Day following the next occurring earning release, as applicable; and

●	Special Blackout Periods: From time to time, an Authorized Approver, without disclosing the reason for the restriction, may designate a period during an otherwise Open Trading Window in which Insiders shall not engage in any transaction involving Company securities. Though these special Blackout Periods may arise because the Company is experiencing a material event and/or involved in a material transaction, they may be declared for any reason and they may occur at a time that is financially inconvenient for you. If you are made subject to a special blackout, then you should keep that fact confidential.

D.10b5-1 Plans.  The SEC has rules that help to protect you against charges of insider trading.  These rules allow insiders to trade in Company securities outside of an Open Trading Window if the transactions are part of a written plan created when you do not possess material, nonpublic information (generally, during an Open Trading Window).  These plans are commonly referred to as “10b5-1 Plans.”  A 10b5-1 Plan can provide an affirmative defense against a claim of insider trading because you may not exercise discretion or influence over the amount, price, and date of the transaction after you enter into the plan (i.e., at a time when you might possess material, nonpublic information).

The rules regarding 10b5-1 Plans are complex and must be complied with completely to be effective.   You may create a 10b5-1 Plan with your own broker or with the broker identified by the Company to assist employees with stock administration.  All 10b5-1 Plans must be pre-cleared in the

Last Revised: May 11, 2023

Previously Revised: October 7, 2020

Adopted: February 16, 2012

Effective: April 1, 2012

manner described in Section V(B) above and approved by an Authorized Approver prior to becoming effective.

The following guidelines apply to all 10b5-1 Plans:

●	You may not enter into, modify or terminate a 10b5-1 Plan during a Blackout Period or while in possession of material, nonpublic information;

●	Any modifications and/or terminations of a 10b5-1 Plan must be pre-cleared by notifying an Authorized Approver via email;

●	As a condition to entering into a 10b5-1 Plan, you must act in good faith with respect to such plan;

●	All 10b5-1 Plans must have a duration of at least one (1) year and no more than two (2) years;

●	The 10b5-1 Plan must include a representation certifying that at the time of the adoption and/or modification of such plan, (A) you are not aware of any material, nonpublic information about the Company or its securities, and (B) you are adopting the plan in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5;

●	The 10b5-1 Plan must (i) specify the amount of securities to be traded and the price at which and the date on which the securities are to be traded, (ii) establish a formula for determining such items, or (iii) provide that you do not have any influence over how, when, or whether to effect trades.

●	You are subject to the following mandatory “cooling off” period with respect to trades under a 10b5-1 Plan:

o

If you are a Section 16 Individual, then you may not commence trading under a 10b5-1 Plan until the later of (A) ninety (90) days following the date of execution of such plan, or (B) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the 10b5-1 Plan was adopted (subject to a maximum of 120 days after the adoption of the 10b-1 Plan).  Any modifications of such 10b5-1 Plan will retrigger the time periods described in this paragraph;

o

If you are not a Section 16 Individual, then you may not  commence trading under a 10b5-1 Plan until at least thirty (30) days following the date of execution of such plan. Any modifications of such 10b5-1 Plan will retrigger the time periods described in this paragraph; and

●	You may not enter into multiple overlapping 10b5-1 Plans; and

●	You are subject to a limitation on the ability to rely on the affirmative defense for a single-trade plan to one such plan during any twelve (12) month period.

Last Revised: May 11, 2023

Previously Revised: October 7, 2020

Adopted: February 16, 2012

Effective: April 1, 2012

Each Section 16 Individual understands that the approval or adoption of a 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a 10b5-1 Plan.

Section 16 Individuals are required to notify the Company when they enter into, modify, or terminate (i) a 10b5-1 Plan or (ii) any written trading arrangement for the purchase or sale of the Company’s securities that meets the requirements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K (a “Trading Arrangement”). The Company is required to disclose certain information regarding 10b5-1 Plans and Trading Arrangements in its periodic filings. The Company may require Insiders to submit additional information about the 10b5-1 Plan or Trading Arrangement. All Trading Arrangements must be pre-cleared in the manner described in Section V(B) above and approved by an Authorized Approver prior to becoming effective.

E.Permitted Transactions. The following transactions are not subject to the limitations imposed on Insiders and may be completed outside of an applicable Open Trading Window:

●	Accepting stock options or restricted stock units issued under the Company’s employee equity incentive plan, or the cancellation or forfeiture of options or restricted stock units pursuant to that plan;

●	The vesting of stock options or restricted stock units, and any related stock withholding;

●	Exercising of stock options issued under the Company’s stock option plan (a so-called “exercise and hold”), provided the stock is not sold at the same time (a so-called “cashless exercise”);

●	Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares, for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime; and

●	Acquiring or disposing of securities in a stock split, stock dividend, or other transaction affecting all stockholders equally.

F.Special Requirements for Section 16 Individuals.  Section 16 Individuals are subject to certain reporting requirements, trading restrictions and “short swing” profit recovery provisions under Section 16 of the Securities Exchange Act.  In particular, each Section 16 Individual must report changes of beneficial ownership in equity securities of the Company on a Form 4 electronically filed with and received by the SEC before the end of the second (2nd) business day following the day on which the transaction occurs (i.e., the trade date, not the settlement date).  Transactions that must be reported on Form 4 by such Section 16 Individuals pursuant to Section 16 include, without limitation, stock purchases and sales, stock option exercises, stock and option grants, restricted stock grants and most other equity compensation transactions.  In order to ensure compliance with Section 16 reporting requirements, each Section 16 Individual must immediately notify an Authorized Approver of the details of every transaction involving the Company’s stock and stock options, including gifts, transfers, pledges and all transactions made pursuant to 10b5-1 Plans.

The Company must disclose in its 10-K or annual proxy the names of any Section 16 Individuals

Last Revised: May 11, 2023

Previously Revised: October 7, 2020

Adopted: February 16, 2012

Effective: April 1, 2012

who failed to timely file any Section 16 reports and the number of reports and transactions that were not timely filed.  Additionally, the SEC has the authority to fine Section 16 Individuals for violations of their Section 16 reporting obligations.

VI.Other Restricted Activities.

A.Donations or Gifts of Securities.  Bona fide gifts or donations of Company securities are subject to this Policy.   Accordingly, you may not gift or donate Company securities while in possession of material, nonpublic information.   Additionally, in the event you are an Insider, then you may only gift or donate Company securities during an Open Trading Window and you must be pre-cleared in the manner described in Section V(B) above prior to such gift or donation.

B.Margin Accounts and Pledges of Stock.  If you hold stock in a margin account as collateral for a margin loan, then your broker may sell that stock without your consent if you fail to meet a margin call.  Similarly, stock that is pledged as collateral for a loan may be sold in foreclosure if you default on the loan.  Because a margin sale or a foreclosure could occur at a time when you possess material, nonpublic information (or are otherwise restricted from trading), these actions could subject you to insider trading liability and, thus, are strongly discouraged by this Policy.  Moreover, the Company is required to disclose in its annual proxy statement the name of any Section 16 Individuals who has pledged shares or holds them in a margin account, along with the number of such shares.

C.Speculative Trading.  You may not engage in speculative trading at any time. The term “speculative trading” includes any arrangement by which a stockholder or option holder changes his or her economic exposure to changes in the price of the securities.  Speculative trading includes buying standardized put or call options, writing put or call options, selling securities short, buying or selling securities convertible into other securities, or merely engaging in a private agreement where the value of the agreement varies in relation to the price of the underlying security.  Speculative trading is prohibited because such transactions may give the appearance of improper trades, look disloyal, and are inconsistent with your duties to the Company.  Ownership in a mutual fund where Company securities make up less than five percent (5%) of the overall portfolio of the mutual fund is excluded from this prohibition.

D.Tipping and Making Recommendations. You can be held responsible for trading performed by anyone to whom you disclose material, nonpublic information about the Company or a Business Partner, or by anyone that they disclose the information to. In addition, you should not make recommendations to other people regarding a purchase or sale of the Company’s or a Business Partner’s securities.  Even casual remarks by you recommending a purchase, sale, or hold of the Company’s or a Business Partner’s securities could be interpreted by others as being based on material, nonpublic information.

VII.Consequences of Insider Trading.  Both the SEC and Nasdaq are very effective at detecting and pursuing insider trading cases and they have aggressively prosecuted insider traders and tippers.  Any person who engages in insider trading, tipping, and the misuse of material, nonpublic information can face the following:

●	discipline up to and including termination of employment;

●	a substantial jail term (up to twenty (20) years);

Last Revised: May 11, 2023

Previously Revised: October 7, 2020

Adopted: February 16, 2012

Effective: April 1, 2012

●	criminal fines of up to Five Million Dollars ($5,000,000.00); and

●	civil penalties of up to three times the profit gained (or loss avoided) by that person and/or his or her “tippees.”

In addition, if it is found that the Company failed to take appropriate steps to prevent insider trading, the Company may be subject to significant criminal fines of up to Twenty-Five Million Dollars ($25,000,000.00) and civil penalties of up to three (3) times the profit gained (or loss avoided) as a result of insider trading.

VIII.Violations of this Policy.  This Policy requires employee certification that each employee understands this Policy and that violation of this Policy is a terminable offense.

IX.Administration of this Policy.  This Policy was last updated effective May 11, 2023.  We reserve the right to amend and interpret this Policy from time to time.  Remember, the ultimate responsibility for complying with this Policy and applicable laws rests with you. You should use your best judgment and consult with an Authorized Approver or your personal legal and financial advisors as needed.

Last Revised: May 11, 2023

Previously Revised: October 7, 2020

Adopted: February 16, 2012

Effective: April 1, 2012

Exhibit A

INSIDERS

Insiders shall include each person holding one of the following titles and/or in the following groups:

1)	Members of the Board of Directors;

2)	Named Executive Officers;

3)	Any position Director level and above up to Named Executive Officers (including Senior Directors and Vice Presidents);

4)	Vice President of Operations;

5)	Regional Market Partners;

6)	Market Partners;

7)	Any person who receives weekly system-wide sales reports and/or sales reports for a significant portion of the system; and/or

8)

Any other employee, position or group determined by an Authorized Approver as constituting a Company Insider. Certain employees may come into possession of material, nonpublic information and subsequently be considered a temporary Insider for so long as such person is in possession of material, nonpublic information. Temporary prohibitions on trading last until such time as an Authorized Approver has lifted the prohibition.

NOTE:  The list of Insiders is reviewed quarterly and adjusted as needed.  If you are unsure as to whether you are an Insider, then please reach out to an Authorized Approver.

Last Revised: May 11, 2023

Previously Revised: October 7, 2020

Adopted: February 16, 2012

Effective: April 1, 2012